EXHIBIT 10.34

FORMULAIC EQUITY AWARD PROGRAM FOR
NON-EMPLOYEE BOARD MEMBERS

I.    IMPLEMENTATION

This award program (the “Automatic Grant Program”) is implemented under the SJW Corp. Long-Term Incentive Plan, as amended and restated January 30, 2013 (the “Plan”) and shall become effective at the close of business on the date of the 2014 Annual Meeting of the Shareholders of SJW Corp. (the “Corporation”), subject to ratification by the Corporation’s Board of Directors on or before the close of business of such date.

Unless indicated to the contrary, all capitalized terms in this Automatic Grant Program shall have the meanings assigned to them in the Appendix to the Plan.

II.    AWARD TERMS

A.    Automatic Grants. The Awards to be made pursuant to the Automatic Grant Program shall be as follows:

1.    At the close of business on the date of each annual meeting of the Corporation’s shareholders, beginning with the 2014 Annual Meeting, each individual who is elected or re-elected to serve as a non-employee Board member shall automatically be granted an Award in the form of restricted stock units covering that number of shares of Common Stock (rounded up to the next whole share) determined by dividing the Applicable Annual Amount (as defined below) by the Fair Market Value per share on such date. There shall be no limit on the number of such annual grants any one continuing non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) shall be eligible to receive one or more such annual grants over their period of continued Board service.

2.    The Applicable Annual Amount shall be in the dollar amount of Thirty-Five Thousand Dollars ($35,000.00) per non-employee Board member for the Awards to be made at each annual meeting of the Corporation’s shareholders, commencing with the 2014 Annual Meeting.

3.    Each restricted unit awarded under the Automatic Grant Program shall entitle the non-employee Board member to one share of Common Stock on the applicable vesting date of that unit.

B.    Vesting of Awards and Issuance of Shares. Each restricted stock unit award made under the Automatic Grant Program shall vest in full upon the non-employee Board member’s continuation in Board service through the day immediately preceding the date of the first annual shareholders meeting following the annual shareholders meeting at which that restricted stock unit award was made; provided, however, that should such non-employee Board member cease Board service by reason of death or Permanent Disability prior to such vesting date, then his or her restricted stock unit award outstanding under the Automatic Grant Program at the time of such cessation of Board service shall immediately vest in full at that time. The shares of Common Stock underlying each restricted stock unit award which vests in accordance with the foregoing vesting provisions shall be issued as those shares vest.

C.    Dividend Equivalent Rights. None of the restricted stock unit awards made under the Automatic Grant Program shall include any dividend equivalent rights, and the holder of each restricted stock unit award under the Automatic Grant Program shall not have any shareholder rights with respect to the shares of Common Stock subject to that award until the award vests and the shares of Common Stock are issued to such holder.

D.    Retention of Issued Shares. Each non-employee Board member who participates in the Automatic Grant Program shall, with respect to each restricted stock unit award he or she receives under such program, retain beneficial ownership of at least fifty percent (50%) of the shares of Common Stock issued in connection with the vesting of that award until such time as such individual is in compliance with the equity ownership guidelines that the Corporation from time to time establishes for its non-employee Board members. In no event may the non-employee Board member sell or otherwise transfer beneficial ownership of more than fifty percent (50%) of the shares issued to him or her under the Automatic Grant Program unless he or she is at the time of such sale or transfer in full compliance with the equity ownership guidelines in effect at that time for the non-employee Board members.

III.    CHANGE IN CONTROL

Should the non-employee Board member continue in Board service until the effective date of an actual Change in Control transaction, then the shares of Common Stock subject to any outstanding restricted stock unit award made to such Board member under the Automatic Grant Program shall, immediately prior to the effective date of that Change in Control transaction, vest in full and shall be issued to him or her as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such effective date, or shall otherwise be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders in the Change in Control and distributed at the same time as such stockholder payments, but in no event later than the later of (i) the close of the calendar year in which such Change in Control is effected or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the effective date of such Change in Control.